UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2013

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-21764	59-1162998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 N.W. 107th Avenue Miami, Florida	33172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 592-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2013, Perry Ellis International, Inc. (the “Company”) announced the appointment of Stanley Silverstein as President International Development and Global Licensing. In this role, Mr. Silverstein, 61, will be responsible for driving the international expansion of the Company’s brands.

From January 2006 through February 2013, Mr. Silverstein served as the Executive Vice President – International Strategy and Business Development of The Warnaco Group, Inc. (“Warnaco”). Mr. Silverstein continued to serve in this position following Warnaco becoming a wholly owned subsidiary of PVH Corp. in February 2013. From March 2005 until January 2006, Mr. Silverstein served as Warnaco’s Executive Vice President — Corporate Development. From March 2003 to March 2005, Mr. Silverstein served as Warnaco’s Senior Vice President — Corporate Development and served as its Chief Administrative Officer from December 2001 until January 2006. Mr. Silverstein served as the Warnaco’s Vice President and General Counsel from December 1990 until February 2003 and as its Secretary from January 1987 until May 2003.

Mr. Silverstein’s employment agreement, which has an effective date of September 9, 2013 and expires on the fifth anniversary of the effective date, provides for an annual salary of $500,000, subject to annual reviews for increases in the sole discretion of the Company’s Chief Executive Officer. Mr. Silverstein is also eligible to participate in the Company’s annual incentive compensation plan applicable to senior level executives as established and modified from time to time by the Company’s Board of Directors. For the fiscal year 2014, Mr. Silverstein is entitled to receive a guaranteed bonus of $175,000, less applicable tax deductions, payable in September 2014. Commencing for fiscal year 2015, Mr. Silverstein will be eligible for incentive compensation with an annual threshold bonus opportunity equal to 40% of his then current base salary, a target bonus opportunity equal to not less than 100% of his then-current base salary, and a maximum bonus opportunity equal to not less than 130% of his then-current base salary. In each case, bonuses will be based on satisfaction of performance criteria established by the Company’s Compensation Committee for each fiscal year during the term of the agreement. Mr. Silverstein will also be granted an aggregate of 120,000 shares of restricted stock (the “Shares”), 20,000 shares of which will vest on September 9, 2014 and 25,000 shares of which will vest on each of September 9, 2015, 2016, 2017 and 2018, respectively. The Shares will vest immediately upon a change in control (as defined in his employment agreement) and upon certain termination events as described below. Last, beginning in fiscal year 2016, Mr. Silverstein will be eligible to participate in the Company’s applicable long-term incentive compensation plan as may be established and modified by the Company’s Board of Directors in its sole discretion.

The employment agreement also prohibits Mr. Silverstein from competing with the Company or calling on, soliciting or doing business with any customer or client of the Company or any subsidiary during the employment period and for six months after Mr. Silverstein’s last date of employment with the Company. In addition, for two years after termination of his employment, Mr. Silverstein is prohibited from or employing or attempting to employ any employee of the Company, or any person that was employed with the Company during the last six months of Mr. Silverstein’s employment with the Company.

Upon termination of Mr. Silverstein’ employment by reason of his death or disability (as defined in his employment agreement), Mr. Silverstein or his estate will be entitled to receive a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination, (b) reimbursement for expenses accrued during the term of employment, (c) vested benefits (including vacation) accrued through the date of such termination, (d) the Shares will immediately vest, and (e) any annual bonus in respect of the fiscal year preceding the fiscal year in which Mr. Silverstein’s employment ends and which has not yet been paid.

Additionally, if Mr. Silverstein’ employment agreement is terminated without cause (as defined in his employment agreement) or for good reason, he will receive all of the amounts that would have been due to him in the event of his death or disability, as described above, and a lump sum cash amount equal to 50% of his base salary (the “Severance Payment”).

Mr. Silverstein’ agreement also provides for severance in the event he is terminated by the Company without cause or by Mr. Silverstein for good reason within six months prior to or two years after a change in control. In such case, he will be entitled to receive all of the amounts that would have been due to him in the event of his death or disability, as described above, except that the Severance Payment will be increased to 200% of Mr. Silverstein’s base salary and bonus opportunity at target.

If Mr. Silverstein is terminated by the Company without cause (as defined in his employment agreement) and the Company later determines that his employment could have been terminated by the Company for cause, then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination without cause that would not have paid to him if he had been terminated for cause.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
99.1 Press Release dated September 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

Date: September 9, 2013	By:	/s/ Cory Shade
Cory Shade, SVP, General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 4, 2013